                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CARSON PIRIE SCOTT & CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           CARSON PIRIE SCOTT & CO.
                           331 WEST WISCONSIN AVENUE
                          MILWAUKEE, WISCONSIN 53203

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 4, 1997

  The Annual Meeting of Shareholders of Carson Pirie Scott & Co. will be held on Wednesday, June 4, 1997, at 10:00 a.m., Milwaukee time, in the Towne Hall at the Company's Principal Executive Offices, 331 West Wisconsin Avenue, Fourth Floor, Milwaukee, Wisconsin, 53203, for the following purposes:

    1. To elect seven directors;

    2. To approve the 1997 Senior Executive Bonus Plan;

    3. To approve the 1993 Stock Incentive Plan, as amended and restated as of March 19, 1997;

    4. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending January 31, 1998; and

    5. To act upon any other business that may properly come before the Annual Meeting or adjournments or postponements of the Annual Meeting.

  A Proxy Statement containing additional information is enclosed with this Notice.

  Only shareholders of record at the close of business on April 10, 1997 will be entitled to notice of and to vote at the Annual Meeting.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE A PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME IN THE MANNER DESCRIBED UNDER "GENERAL" ON PAGE 1 OF THE PROXY STATEMENT AND VOTE IN PERSON.

                                          Charles J. Hansen,
                                          Secretary

April 30, 1997

                           CARSON PIRIE SCOTT & CO.
                           331 WEST WISCONSIN AVENUE
                          MILWAUKEE, WISCONSIN 53203

                                PROXY STATEMENT

GENERAL

  The Board of Directors (the "Board") of Carson Pirie Scott & Co. (the "Company") is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders to be held on Wednesday, June 4, 1997 (the "Annual Meeting"). The Annual Meeting will be held at the time and place and for the purposes listed on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy were mailed to shareholders on or about April 30, 1997. The Company will pay the cost of preparing, printing, and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies. In addition to solicitation by mail, the Company may request banks, brokers, and other custodial nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's common shares, par value $.01 per share (the "Common Shares"), of whom they have knowledge. The Company will reimburse the custodial nominees and fiduciaries for their solicitation expenses. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company.

  Shareholders of record on the books of the Company at the close of business on April 10, 1997 will be entitled to vote at the Annual Meeting. On April 10, 1997, 15,910,948 Common Shares were issued and outstanding (exclusive of 21,555,068 Common Shares held by the Company's subsidiaries (the "Subsidiary Shares")). Subject to the next sentence, each share entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting, with the right to cumulate votes in the election of directors. The Subsidiary Shares will be voted with respect to each matter in the same proportion as the Common Shares voted by other shareholders with respect to that matter. A majority of the outstanding shares entitled to vote on a particular matter that are not Subsidiary Shares must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present for consideration of the matter at the Annual Meeting.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time will be voted by Stanton J. Bluestone, Charles J. Hansen and Michael R. MacDonald, the proxy holders designated in the proxies (the "Proxy Holders"), at the Annual Meeting as directed in the proxies. A proxy may be revoked at any time prior to the time it is voted by
(a) written notice to the Company stating that the proxy is revoked, (b) execution and delivery to the Company of a subsequently dated proxy, or (c) attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke the proxy.

PROXY VOTING

  At the Annual Meeting, the shareholders will (1) elect seven directors by cumulative voting, (2) vote on approval of the Carson Pirie Scott & Co. 1997 Senior Executive Bonus Plan (the "1997 Bonus Plan"), (3) vote on approval of the 1993 Stock Incentive Plan, as amended and restated as of March 19, 1997 (the "Restated 1993 Stock Incentive Plan"), and (4) vote on ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending January 31, 1998 ("Fiscal 1997"). As of the date of this Proxy Statement, the Board does not know of any other business that may come before the Annual Meeting. However, if any matters properly come before the Annual Meeting, the Proxy Holders intend to vote the proxies received by them in accordance with their sole and absolute discretion.

  With respect to the election of directors, a shareholder may (a) vote "FOR" the election of all seven of the nominees for director named in this Proxy Statement, (b) "WITHHOLD AUTHORITY" to vote for all the nominees, or (c) "WITHHOLD AUTHORITY" to vote for one or more of the nominees and vote for all of the remaining nominees. If a quorum is present at the meeting, the seven candidates for director receiving the greatest number of votes will be elected. Withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

  In addition, with respect to the election of directors and for no other purpose, each shareholder has the right to cast votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected. The shareholder may distribute the shareholder's votes among as many candidates as desired in whatever proportion desired. Except as otherwise instructed by a shareholder, each signed and returned proxy that grants authority to vote for one or more of the nominees will authorize the Proxy Holders to cumulate all votes which the shareholder is entitled to cast and to allocate these votes among the nominees as the Proxy Holders determine, in their sole and absolute discretion. If individuals other than the nominees named below are nominated for director of the Company, the Proxy Holders intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in a manner as will assure the election of all nominees named below or, if they have insufficient votes for this purpose, the election of as many of the nominees named below as is possible.

  With respect to each other matter specified in the notice of the meeting, a shareholder may (a) vote "FOR" the matter, (b) vote "AGAINST" the matter, or
(c) "ABSTAIN" from voting on the matter. Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the Common Shares represented at the Annual Meeting and entitled to vote on each of these matters will be required for approval of the matter. A vote to abstain from voting on a matter has the effect of a vote against the matter.

  Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by the proxies are not being voted with respect to a particular matter. Applicable broker rules may not permit a broker to vote shares held in street name with respect to a particular matter in the absence of instructions from the beneficial owner of the shares. The shares represented by broker proxies which are not voted with respect to a particular matter will not be considered entitled to vote with respect to such matter. Accordingly, at the meeting, shares represented by broker proxies which are not voted with respect to a particular matter will not count in determining the presence of a quorum with respect to that matter. If a quorum is otherwise present, the shares represented by broker proxies which are not voted will not affect the determination of whether a matter is approved.

  Common Shares will be voted by the Proxy Holders as instructed in the accompanying proxy, if signed and returned to the Company, on each matter submitted to the shareholders. THE BOARD RECOMMENDS A VOTE (1) FOR ALL SEVEN NOMINEES FOR DIRECTOR NAMED BELOW, (2) FOR APPROVAL OF THE 1997 BONUS PLAN,
(3) FOR APPROVAL OF THE RESTATED 1993 STOCK INCENTIVE PLAN, AND (4) FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

  If a proxy is signed and returned to the Company but no instructions are given on the proxy, the shares covered by the proxy will be voted "FOR" the election of all seven nominees for director named below, "FOR" approval of the 1997 Bonus Plan, "FOR" approval of the Restated 1993 Stock Incentive Plan and "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for Fiscal 1997.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  The following table provides information regarding each person or group of persons who is the beneficial owner of more than 5% of the outstanding Common Shares (exclusive of the Subsidiary Shares) as of the respective dates indicated in the footnotes to the table.

                                                                  PERCENTAGE OF
     NAME AND ADDRESS OF 5%                           NUMBER OF    OUTSTANDING
        BENEFICIAL OWNER                            COMMON SHARES COMMON SHARES
     ----------------------                         ------------- -------------
        NewSouth Capital                              2,188,331       13.8%
        Management, Inc.(1)
         1000 Ridgeway Loop Road
         Suite 233
         Memphis, TN 38120
        FMR Corp.(2)                                  2,131,674       13.4%
         82 Devonshire Street
         Boston, MA 02109
        Harris Associates L.P.(3) Two North           1,644,900       10.3%
         LaSalle Street Suite 500
         Chicago, IL 60602-3790
        Lazard Freres & Co. LLC (4) 30 Rockefel-        939,395        5.9%
         ler Plaza
         New York, NY 10020

--------
(1) As reported in Amendment No. Three to a Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission (the "SEC"), NewSouth Capital Management, Inc. is an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") and has sole investment power with respect to 2,188,331 Common Shares, sole voting power with respect to 2,079,831 Common Shares and shared voting power with respect to 108,500 Common Shares.
(2) As reported in Amendment No. 3 to a Schedule 13G dated February 14, 1997 filed with the SEC, Edward C. Johnson 3d, Chairman of FMR Corp., various members of the Edward C. Johnson 3d family, and trusts for their benefit may be deemed to form a controlling group with respect to FMR Corp. FMR Corp. (through its control of Fidelity Management & Research Company ("Fidelity"), an investment adviser registered under the Advisers Act), Mr. Johnson and the Fidelity Funds each has sole investment power with respect to 1,841,074 Common Shares. Neither FMR Corp. nor Mr. Johnson has sole voting power with respect to the Common Shares owned by the Fidelity Funds, which power resides with the Fidelity Funds' Board of Trustees. FMR Corp. (through its control of Fidelity Management Trust Company, the investment manager of certain institutional accounts) and Mr. Johnson each has sole voting and investment power with respect to 290,600 Common Shares.
(3) As reported in Amendment No. 2 to Schedule 13G dated April 3, 1997 filed with the SEC, Harris Associates L.P. ("Harris L.P.") is an investment adviser registered under the Advisers Act. Harris Associates, Inc. ("Harris") is the sole general partner of Harris L.P. Harris and Harris L.P. have shared voting power with respect to 1,644,900 Common Shares, shared investment power with respect to 1,634,400 Common Shares and sole investment power with respect to 10,500 Common Shares. Of the Common Shares with respect to which Harris and Harris L.P. have shared investment and voting power, 1,000,000 are owned by a series of the Harris Associates Investment Trust designated The Oakmark Fund.
(4) As reported in Amendment No. 1 to Schedule 13G dated April 7, 1997 filed with the SEC, Lazard Freres & Co. LLC is an investment adviser registered under the Advisers Act and has sole investment power with respect to 939,395 Common Shares and sole voting power with respect to 851,445 Common Shares.

  The following table provides information concerning the number of Common Shares that are beneficially owned, directly or indirectly, as of April 10, 1997 (except that the information for Mr. Freudenthal is as of January 17, 1997, the date he resigned from the Company) by each director, by each executive officer named in the Summary Compensation Table on page 9 of this Proxy Statement and by all directors and all executive officers (including the named executive officers) as a group.

                                             AMOUNT AND NATURE OF PERCENTAGE OF
      NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP COMMON SHARES
      ------------------------               -------------------- -------------
      Stanton J. Bluestone (1)..............       227,117             1.4%
      Michael R. MacDonald (2)..............       147,439               *
      John R. Freudenthal (3)...............        76,374               *
      Catherine A. Shaw (4).................        62,919               *
      Edward P. Carroll, Jr. (5)............        53,463               *
      Darren Jackson (6)....................        18,045               *
      Mark Dickstein (7)....................       134,400               *
      Mark L. Kaufman (8)...................        12,000               *
      Robert Tammero (9)....................        10,000               *
      John W. Burden III (10)...............             0               *
      Chaim Edelstein (10)..................             0               *
      William I. Jenkins....................             0               *
      All directors and executive officers
       as a group
       (11 persons)(11).....................       741,757             4.7%

--------
*Less than 1%.
 (1) Consists of 3,117 Common Shares owned by Mr. Bluestone and exercisable options to purchase 224,000 Common Shares under the Company's 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan").
 (2) Consists of 2,539 Common Shares owned by Mr. MacDonald, 3,000 Common Shares held in The Michael R. MacDonald Trust, 2,300 Common Shares owned by each of Mr. MacDonald's three minor daughters and exercisable options to purchase 135,000 Common Shares under the 1993 Stock Incentive Plan.
 (3) Consists of 374 Common Shares owned by Mr. Freudenthal and exercisable options to purchase 76,000 Common Shares under the 1993 Stock Incentive Plan. The information provided in the table for Mr. Freudenthal is as of January 17, 1997, the date Mr. Freudenthal resigned from the Company.
 (4) Consists of 719 Common Shares owned by Ms. Shaw and exercisable options to purchase 62,200 Common Shares under the 1993 Stock Incentive Plan.
 (5) Consists of 341 Common Shares owned by Mr. Carroll and exercisable options to purchase 53,122 Common Shares under the 1993 Stock Incentive Plan.
 (6) Consists of 1,785 Common Shares owned by Mr. Jackson and exercisable options to purchase 16,260 Common Shares under the 1993 Stock Incentive Plan.
 (7) Includes 103,000 Common Shares owned by Dickstein & Co., L.P., 21,400 Common Shares owned by Dickstein International Limited, and 10,000 exercisable options to purchase Common Shares pursuant to the Company's 1993 Directors' Stock Option Plan (the "Director Option Plan") held by Mr. Dickstein, who is the sole shareholder, sole director, and president of Dickstein Partners Inc. ("DPI"). DPI serves as the general partner of the general partner of Dickstein & Co., L.P. and serves as advisor to, and makes all investment and voting decisions for, Dickstein International Limited. The information in the table excludes 2,000 Common Shares the receipt of which Mr. Dickstein elected to defer in accordance with the terms of the Carson Pirie Scott & Co. 1996 Directors' Stock Compensation Plan ("Director Stock Plan").
 (8) Consists of 2,000 Common Shares owned by Mr. Kaufman and 10,000 exercisable options under the Director Option Plan.

 (9) Consists of 10,000 exercisable options under the Director Option Plan but excludes 2,000 Common Shares the receipt of which Mr. Tammero elected to defer in accordance with the terms of the Director Stock Plan.
(10) Excludes 2,000 Common Shares the receipt of which Mr. Burden and Mr. Edelstein each elected to defer in accordance with the terms of the Director Stock Plan.
(11) Consists of the Common Shares owned by the directors and executive officers, exercisable options to purchase Common Shares under the 1993 Stock Incentive Plan and the Director Option Plan held by them as described in the footnotes above and Common Shares issued under the Director Stock Plan. The table excludes Common Shares the receipt of which directors elected to defer in accordance with the terms of the Director Stock Plan. The number in the table reflects the Common Shares and exercisable options held by Mr. Freudenthal as of the date he resigned from the Company.

                                    ITEM I

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their respective successors shall have been elected and qualified. The nominees for election as directors at the Annual Meeting are Stanton J. Bluestone (Chairman of the Board), John
W. Burden III, Mark Dickstein, Chaim Y. Edelstein, Mark L. Kaufman and Michael
R. MacDonald, each of whom currently is a director of the Company, and William
I. Jenkins. Robert Tammero, currently a director of the Company, has decided not to stand for reelection as a director. Under the employment agreements between the Company and each of Messrs. Bluestone and MacDonald, the Company is required to take all necessary steps to allow each of Messrs. Bluestone and MacDonald to serve as a director of the Company. See "Executive Compensation-- Employment Agreements" below.

NOMINEES FOR DIRECTOR

  Information with respect to each nominee for director is provided below. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. Messrs. Bluestone and MacDonald have served on the Board since January 1985 and August 1991, respectively. Messrs. Dickstein and Kaufman have served on the Board since October 1993. Mr. Burden served on the Board from October 1993 to June 1995, when he resigned to serve on the Board of Directors of Younkers, Inc. (the "Younkers Board"). In February 1996, Mr. Burden resigned from the Younkers Board and was reappointed to the Board. Mr. Edelstein has served on the Board since February 1996. Mr. Jenkins has not previously served on the Board.

STANTON J. BLUESTONE
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

  Age 62. Chairman of the Board and Chief Executive Officer since March 1996. President and Chief Executive Officer from August 1993 to March 1996. President and Acting Chief Executive Officer from May 1991 to August 1993. President from January 1985 to May 1991. Member of the Executive Committee of the Board. Other directorship: Hills Stores Company ("Hills Stores").

JOHN W. BURDEN III
DIRECTOR

  Age 60. Partner of Retail Options, Inc., a retail consultant, since November 1993. Vice President of Pelican Palm Realty Corporation, a real estate sales company, from December 1990 to March 1993. Chairman and Chief Executive Officer of Federated Department Stores, Inc. ("Federated") and Allied Stores Corporation, each a department store chain, from August 1988 to February 1990. Chairman of the Nominating Committee and member of the Compensation Committee. Other directorships: Danskin, Inc. and Hills Stores.

MARK DICKSTEIN
DIRECTOR

  Age 38. President of Dickstein Partners Inc. As President of Dickstein Partners Inc., Mr. Dickstein is primarily responsible for the operations of Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited, each of which invests primarily in risk arbitrage transactions, securities and debt obligations of financially distressed companies, and other special situations. Chairman of the Compensation Committee and member of the Executive Committee and the Nominating Committee. Chairman of the Board from October 1993 until March 1996. Other directorships: Hills Stores and News Communications, Inc.

CHAIM Y. EDELSTEIN
DIRECTOR

  Age 54. Chairman of the Board of Hills Stores since February 1996. Retail consultant to various department store chains from February 1994 to February 1996. Consultant to Hills Stores since July 1995. Chairman and Chief Executive Officer of Abraham and Straus, a division of Federated, from January 1985 to February 1994. Member of the Audit Committee, the Compensation Committee and the Nominating Committee. Other directorships: Hills Stores and Jan-Bell Marketing, Inc. Trustee: Independence Saving Bank.

WILLIAM I. JENKINS
DIRECTOR NOMINEE

  Age 56. President and Chief Executive Officer of Sinai Samaritan Medical Center Aurora Health Care, Inc. since April 1990. Administrator, Chief Executive Officer of Milwaukee County Medical Complex (Doyne Hospital) from March 1983 to December 1989.

MARK L. KAUFMAN
DIRECTOR

  Age 40. Vice President of Dickstein Partners Inc. since July 1992. Senior Vice President of Oppenheimer & Co., an investment banking firm, from March 1992 to July 1992 and a Vice President of Oppenheimer & Co. from May 1990 to February 1992. Vice President of GAF Corp., a chemical and roofing manufacturer, from July 1988 to April 1990. Member of the Audit Committee.

MICHAEL R. MACDONALD
DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER

  Age 45. President and Chief Operating Officer since March 1996. Executive Vice President and Chief Administrative Officer from August 1993 to March 1996 and Executive Vice President and Chief Financial Officer from September 1990 to August 1993. Senior Vice President-Chief Financial Officer of Marshall Field & Co., a department store chain, from April 1985 to September 1990.

  ADDITIONAL INFORMATION CONCERNING THE BOARD

  Attendance at Meetings--During the Company's fiscal year ended February 1, 1997 ("Fiscal 1996"), the Board held five meetings and all incumbent directors attended more than 75% of the aggregate of these meetings of the Board and the committees on which they served that were held while they so served.

  Committees of the Board--The Board has the following standing committees:
Executive, Audit, Compensation and Nominating. The Audit, Compensation and Nominating Committees are composed solely of nonemployee directors.

  Executive Committee--The Executive Committee is composed of Messrs. Dickstein and Bluestone. Pursuant to the Company's By-laws, this Committee consists of the Chairman of the Board and Chief Executive Officer and one other person. The Executive Committee has and may exercise all authority of the Board, subject to the limitations in the Company's Amended and Restated By-laws (the "By-laws") and The Illinois Business Corporation Act of 1983. The Executive Committee held one meeting in Fiscal 1996.

  Audit Committee--The Audit Committee is composed of Messrs. Tammero (Chairman), Edelstein and Kaufman. This Committee (a) ensures the adequacy of the Company's internal control structure, (b) establishes the policies of the Company's Internal Audit Department to ensure they meet the objectives of the Audit Committee, (c) approves the annual and long range audit plans, (d) reviews the audit results and directs any necessary management action to improve internal audit controls, and (e) reviews the activities of the independent auditors. The Audit Committee held two meetings in Fiscal 1996.

  Compensation Committee--The Compensation Committee is composed of Messrs. Dickstein (Chairman), Burden and Edelstein. This Committee (a) approves the Company's executive compensation policy and practices, (b) approves the specific compensation levels of the Chairman of the Board and Chief Executive Officer and the members of the Company's Senior Executive Committee (the "SEComm"), (c) approves all cash-based or deferred executive compensation plans, (d) approves, and recommends for approval by the Board for submission to shareholders, all stock-based compensation programs, and (e) approves overall compensation budgets and significant compensation or benefit programs impacting all of the Company's employees. The Compensation Committee held three meetings in Fiscal 1996.

  Nominating Committee--On March 25, 1996, the Board established the Nominating Committee, which is composed of Messrs. Burden (Chairman), Dickstein and Edelstein. This Committee (a) recommends to the Board, with the advice of other Board members, the optimal size of the Board and committees of the Board, (b) assists in director selection by determining the desired member characteristics and developing a candidate list and (c) considers issues of corporate governance. The Nominating Committee held one meeting in Fiscal 1996.

  Director Nominations by Shareholders--The Company's By-laws provide that nominations of persons for election to the Board may be made at an annual meeting or special meeting of shareholders (i) pursuant to the Company's notice of meeting and (ii) by any shareholder who was a shareholder of record at the time of giving of notice as provided in the By-laws, who is entitled to vote at the meeting and who complied with the notice procedures provided in the By-laws. Subject to the next sentence, for an annual meeting of shareholders, the shareholder's notice must be delivered to the Secretary of the Company at the Company's principal executive offices not later than 90 days prior to the first anniversary date of the release of the Company's proxy statement to shareholders for the preceding year's annual meeting of shareholders. If no annual meeting of shareholders was held in the preceding year, or if the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year's annual meeting of shareholders, notice by the shareholder must be so delivered not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. For a special meeting, the shareholder's notice must be delivered to the Secretary at the Company's principal executive offices not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. In the case of an annual meeting or a special meeting of shareholders, the shareholder's notice must set forth with respect to the shareholder's nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act") and information regarding the shareholder and the beneficial owner, if any, on whose behalf the nomination is made, including the shareholder's name and address as they appear on the Company's books, and of the beneficial owner, and the class and number of Common Shares which are owned beneficially and of record by the shareholder and the beneficial owner. If the size of the Board is increased by action of the Board after the date that the shareholder's notice is required to be delivered as described above, the shareholder's notice shall also be considered timely, but only with respect to the number of directors added to the Board by the increase, if the shareholder's notice complying with the By-laws is delivered to the Secretary of the Company at the Company's principal executive offices not later than the close of business on the 10th day following the day on which the Company announces the increase in the size of the Board. The chairman of the meeting has the power to disregard any defective nomination. The By-laws contain similar procedures applicable to other business to be brought before a meeting by a shareholder.

  Compensation of Directors--In Fiscal 1996 pursuant to the Director Stock Plan, each nonemployee director was granted (a) 1,500 Common Shares on May 30, 1996 for service from May 31, 1996 through the Annual Meeting to be held on June 4, 1997 and (b) 500 Common Shares effective as of March 25, 1996 following approval by the Company's shareholders on May 30, 1996, for service on the Board from February 5, 1996 to May 30, 1996. All nonemployee directors other than Mr. Kaufman elected to defer receipt of Common Shares granted under the Director Stock Plan for a period of 4 years. For service on the Board from June 4, 1997 until the Company's next annual meeting of shareholders, each nonemployee director nominee, if elected, would be entitled to receive 1,500 Common Shares pursuant to the Director Stock Plan. However, pursuant to waivers signed by each nonemployee director nominee, each nonemployee director nominee, if elected, will receive 1,250 Common Shares in full satisfaction of the right to receive the 1,500 Common Shares he would be entitled to receive under the Director Stock Plan. The nonemployee directors may elect to defer receipt of these Common Shares. Common Shares that were deferred will be delivered to a nonemployee director at the earliest of (i) the expiration of the deferral period, (ii) cessation of service on the Board, or (iii) a change of control (as provided in the Director Stock Plan). Nonemployee directors serving as committee chairmen also received an additional annual fee of $2,500 in cash. For each Board meeting, nonemployee directors received $2,500 in cash for attendance in person and $1,000 in cash for attendance by conference telephone. For each committee meeting, nonemployee directors received $1,000 in cash for attendance in person and $500 in cash for attendance by conference telephone. Directors who are full-time employees of the Company do not receive fees for service on the Board or on a committee of the Board and are not eligible to receive Common Shares under the Director Stock Plan. The Director Option Plan, which provided for option grants to persons who were nonemployee directors on November 2, 1993 or who thereafter became nonemployee directors, was suspended effective as of the end of the fiscal year ending February 3, 1996 ("Fiscal 1995").

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation of the Chairman of the Board and Chief Executive Officer of the Company, and the other four most highly compensated persons who were serving as executive officers of the Company at the end of Fiscal 1996. As used in this Proxy Statement the term "executive officer" has the meaning set forth in Rule 3b-7 under the Exchange Act. As a consequence, the table is not a list of the most highly compensated employees of the Company. In addition, the table sets forth the compensation of John R. Freudenthal, who resigned from the Company prior to the end of Fiscal 1996. The table shows compensation for services rendered in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                     COMPENSATION
                                        ANNUAL
                                     COMPENSATION       AWARDS
                                   -----------------    ------
                                                      SECURITIES
                                                      UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS   OPTIONS (#)  COMPENSATION (1)
 ---------------------------  ---- -------- -------- -----------  ----------------
Stanton J. Bluestone,         1996 $750,000 $337,500    40,000        $ 16,433(2)
 Chairman of the Board and    1995  723,654  242,820    20,000          13,110
 Chief Executive Officer      1994  682,500  255,938    30,000           9,945
Michael R. MacDonald,         1996 $437,000 $180,263    25,000        $ 20,297
 President and Chief          1995  394,442  121,325    24,000           6,180
 Operating Officer            1994  365,000  123,187    16,000           3,732
John R. Freudenthal,          1996 $315,384 $ 74,489         0        $664,996(3)
 Executive Vice President--   1995  334,308   37,392    10,000           7,122
 Merchandising (3)            1994  317,000   83,213    11,000           3,658
Catherine A. Shaw,            1996 $300,000 $ 71,250     7,500        $  7,979
 Executive Vice President--   1995  294,558   32,946    10,000           6,697
 Stores, Visual Merchandising 1994  279,000   73,238    11,000           3,622
 and Store Planning
Edward P. Carroll, Jr.,       1996 $255,000 $ 76,500     7,500        $ 20,086
 Executive Vice President--   1995  247,681   55,406    10,000           8,965
 Sales Promotion and          1994  229,000   60,115    11,000           3,743
 Marketing
Darren R. Jackson             1996 $166,000 $ 34,652     5,000        $  7,626
 Senior Vice President--      1995  151,577   28,779     5,600           4,638
 Chief Financial Officer      1994  126,600   22,155     2,400           3,165

--------
(1) The Company made matching 401(k) contributions for Fiscal 1996 of $3,000 for each of Mr. Bluestone, Mr. MacDonald, Mr. Freudenthal, Ms. Shaw, Mr. Carroll and Mr. Jackson. The Company also credited an account with matching deferred compensation contributions for Fiscal 1996 of $3,250 for each of Mr. Bluestone, Mr. MacDonald, Ms. Shaw and Mr. Carroll, $3,200 for Mr. Freudenthal and $1,168 for Mr. Jackson, and with interest on the amounts in the accounts of Mr. Bluestone, Mr. MacDonald, Mr. Freudenthal, Ms. Shaw, Mr. Carroll and Mr. Jackson at a rate that exceeded 120% of the applicable federal long-term rate by $4,858, $14,047, $2,796, $1,729, $13,836 and $3,458 respectively.

(2) Includes payment for Fiscal 1996 of $5,325 for life insurance premiums for Mr. Bluestone.
(3) Mr. Freudenthal resigned from the Company effective January 17, 1997. Includes a $656,000 benefit paid to Mr. Freudenthal in January 1997 pursuant to a separation agreement.

OPTION GRANTS

  The following table sets forth information regarding grants of stock options in Fiscal 1996 under the 1993 Stock Incentive Plan to the executive officers named in the Summary Compensation Table.

                         OPTION GRANTS IN FISCAL 1996

                                INDIVIDUAL GRANTS
                              ---------------------
                              NUMBER OF  % OF TOTAL
                              SECURITIES  OPTIONS
                              UNDERLYING GRANTED TO EXERCISE             GRANT
                               OPTIONS   EMPLOYEES  OR BASE               DATE
                               GRANTED   IN FISCAL   PRICE   EXPIRATION PRESENT
            NAME                (#)(1)      YEAR     ($/SH)     DATE    VALUE(2)
            ----              ---------- ---------- -------- ---------- --------
Stanton J. Bluestone.........   40,000      23.6%    $24.25  3/25/2006  $464,800
Michael R. MacDonald.........   25,000      14.7%     24.25  3/25/2006   290,500
John R. Freudenthal..........        0       --         --         --        --
Catherine A. Shaw............    7,500       4.4%     24.25  3/25/2006    87,150
Edward P. Carroll, Jr........    7,500       4.4%     24.25  3/25/2006    87,150
Darren R. Jackson............    5,000       2.9%     23.75  5/02/2006    58,100

--------
(1) The options shown above vest 20% on the date of grant and an additional 20% on each of the first four anniversaries of the date of grant for all executives except Mr. Bluestone. The options granted to Mr. Bluestone vest 20% on the date of grant, an additional 20% on each of the next two anniversary dates of the grant and the final 40% on January 31, 1999. Stock options fully vest upon a change of control and, in the case of each of Mr. Bluestone and Mr. MacDonald, upon his termination of employment by the Company without cause prior to a change of control.
(2) The Black-Scholes option pricing method has been used to calculate present value as of the date of grant. To calculate the present value as of the date of grant the following assumptions were used: exercise price, $24.25 for options granted to Messrs. Bluestone, MacDonald, Carroll and Ms. Shaw and $23.75 for options granted to Mr. Jackson; time of exercise, 7 years following the date of grant; risk-free rate of return, 6.44%; volatility, 31.84%; and dividend yield, 0.0%. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend on the market price of Common Shares on the date of exercise.

OPTION EXERCISES

  The following table provides information regarding unexercised stock options granted under the 1993 Stock Incentive Plan to the executive officers named in the Summary Compensation Table. None of these executive officers exercised any stock options during Fiscal 1996. Except as indicated in the footnotes to the table, all the options were held by the named executive officers at the end of Fiscal 1996.

      AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FY-END OPTION VALUES

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                     OPTIONS           IN-THE-MONEY OPTIONS AT
                                  AT FY-END (#)               FY-END(1)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
Stanton J. Bluestone.......   208,000      32,000     $2,997,500    $ 80,000
Michael R. MacDonald.......   125,000      20,000      1,720,500      50,000
John R. Freudenthal(2).....    76,000           0      1,132,000           0
Catherine A. Shaw..........    56,100      27,400        843,200     307,550
Edward P. Carroll, Jr......    56,100      27,400        843,200     307,550
Darren Jackson.............    14,280      10,720        200,680      97,620

--------
(1) This amount represents the aggregate amount of the difference between the option exercise price and the closing market price of the Common Shares on January 31, 1997, the last day of trading during Fiscal 1996, as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.
(2) Mr. Freudenthal resigned from the Company on January 17, 1997. In accordance with his separation agreement, all unvested options then outstanding became fully exercisable.

LONG-TERM INCENTIVE PLAN

  During Fiscal 1996 the Company adopted the Carson Pirie Scott & Co. 1996 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan provides that its participants will receive a cash payment if the Company achieves a specified level of earnings before interest, income taxes, depreciation and amortization, as such earnings are adjusted based upon the Company's capital expenditures for the preceding fiscal year ("Adjusted Earnings") for each determination period (as provided in the Long-Term Incentive Plan). Under the plan, a determination period is defined as a period of three consecutive fiscal years with the first determination period beginning February 4, 1996. A new three-fiscal-year determination period will commence with the commencement of each new fiscal year so long as the plan is in effect. If the Company's Adjusted Earnings are less than the threshold level for the determination period, no payment will be made. If the Company achieves Adjusted Earnings between the threshold level and the maximum level for the determination period, each participant will receive a prorated portion of the maximum award. If the Company's Adjusted Earnings equal or exceed the maximum level for the determination period, the maximum award will be paid. Both the threshold and maximum Adjusted Earnings levels for fiscal 1996 are set forth in the plan. For subsequent years, threshold and maximum Adjusted Earnings levels are determined according to a formula set forth in the plan. A participant will receive a prorated portion of any earned award if the participant becomes a participant after the commencement of the determination period or if the participant's employment with the Company ceases during the determination period as a result of death, disability or retirement. A participant also will receive a prorated award if there is a change of control (as provided in the Long-Term Incentive Plan) during the determination period. Participants will be required to defer receipt of any award under the Long-Term Incentive Plan if necessary to avoid the loss of tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"). The following table provides information regarding the threshold and maximum awards that may be payable to the named executive officers at the end of the three-year determination period that commenced in Fiscal 1996 under the Long-Term Incentive Plan:

                            LONG-TERM INCENTIVE PLAN
                             AWARDS IN FISCAL 1996

                                                      ESTIMATED FUTURE PAYOUTS
                                                          UNDER NON-STOCK
                                                         PRICE-BASED PLANS
                               PERFORMANCE OR OTHER   -------------------------
                             PERIOD UNTIL MATURATION   THRESHOLD
       NAME                         OR PAYOUT             ($)      MAXIMUM ($)
       ----                  ------------------------ -------------------------
Stanton J. Bluestone........ February 4, 1996 through  $    50,000 $    150,000
                                January 30, 1999
Michael R. MacDonald........ February 4, 1996 through  $    35,000 $    105,000
                                January 30, 1999
John R. Freudenthal (1).....            --                     --           --
Catherine A. Shaw........... February 4, 1996 through      $30,000 $     90,000
                                January 30, 1999
Edward P. Carroll, Jr....... February 4, 1996 through      $30,000 $     90,000
                                January 30, 1999
Darren Jackson.............. February 4, 1996 through  $    15,000 $     45,000
                                January 30, 1999

--------
(1) Mr. Freudenthal will not be entitled to any benefits under the Long-Term Incentive Plan because his employment terminated prior to the end of the determination period for reasons other than death, disability or retirement.

EMPLOYMENT AGREEMENTS

  On March 25, 1996, the Company entered into employment agreements with Messrs. Bluestone and MacDonald which replaced their existing employment agreements with the Company. The agreement with Mr. Bluestone provides that he will serve as Chairman of the Board and Chief Executive Officer of the Company until January 31, 1999 and that the Company will take all necessary steps to allow Mr. Bluestone to serve as a director of the Company until such date. The agreement with Mr. MacDonald provides that he will serve as President and Chief Operating Officer of the Company and that the Company will take all necessary steps to allow Mr. MacDonald to serve as a director of the Company until the end of his employment term. Mr. MacDonald's employment agreement provides for an employment term initially ending on October 31, 1998, and, commencing April 1, 1996, an extension of his term each day by an additional day unless either Mr. MacDonald or the Company notifies the other that the term will not be extended. As of the date of this Proxy Statement and subject to the preceding sentence, Mr. MacDonald's employment term ends on November 30, 1999. The agreements also provide that Messrs. Bluestone and MacDonald receive compensation in the form of (a) an annual base salary (which may be increased, but not decreased, during the employment term), (b) the opportunity to earn an annual bonus pursuant to a mutually agreed-upon formula, and (c) the right to participate in the 1993 Stock Incentive Plan, life insurance, medical insurance, other employee benefit plans, and all incentive, savings and retirement plans, policies and programs of the Company in effect from time to time. The Company's obligations to provide Messrs. Bluestone and MacDonald with an opportunity to earn an annual bonus in any year will be satisfied if they are selected to participate in the 1997 Bonus Plan for that year. Upon Mr. Bluestone's total disability (as defined in the employment agreement), the Company will pay a disability benefit to Mr. Bluestone equal to 65% of his annual base salary (as defined in the employment agreement) until the earlier of his death or January 31, 1999, but reduced by any insurance benefits provided by the Company or the Company's insurance carrier and all other compensation paid by the Company. Upon Mr. MacDonald's total disability (as defined in the employment agreement), the Company will pay a disability benefit to Mr. MacDonald equal to 50% of his annual base salary (as defined in the employment agreement) until the earlier of his death or his attaining age 62, but reduced by any disability insurance benefits provided by the Company or the Company's insurance carrier and all other compensation paid by the Company. Messrs. Bluestone and MacDonald may defer a portion of their annual salary and bonus with payments of deferred amounts, plus interest, beginning not later than April 30, 1999 for Mr. Bluestone and December 31, 1999 for Mr. MacDonald. During Mr. Bluestone's employment, the Company is required to maintain for Mr. Bluestone a term life insurance policy equal to $1,000,000 less the amount of insurance coverage provided by the Company under any other plan, policy or arrangement. Mr. Bluestone is the owner of the policy. The Company is also required to reimburse Mr. Bluestone for one-half of the premium paid to insure the payment of Mr. Bluestone's accrued benefits under the Carson Pirie Scott & Co. Supplemental Executive Retirement Plan (the "SERP"), if Mr. Bluestone chooses to purchase a policy, up to a cumulative maximum reimbursement of $25,000 per year. As of the date of this Proxy Statement, Mr. Bluestone has not purchased such a policy. The Company must pay Mr. Bluestone, upon termination of his employment, $523,215 under a plan entitled Restated P.A. Bergner & Co. Incentive Compensation Plan (the "PAB Incentive Plan"). As of April 2, 1990, the PAB Incentive Plan was suspended and the amounts payable to the then-existing participants upon termination of employment were fixed. During the employment of Messrs. Bluestone and MacDonald, all stock options or other securities granted under the 1993 Stock Incentive Plan to Messrs. Bluestone and MacDonald prior to March 25, 1996 fully vested on January 31, 1997 and all stock options or other securities granted under the 1993 Stock Incentive Plan to Messrs. Bluestone and MacDonald on and after March 25, 1996 fully vest, in the case of Mr. Bluestone, on January 31, 1999 and, in the case of Mr. MacDonald, on September 30, 1999. Notwithstanding the preceding sentence, options granted to Mr. MacDonald on March 25, 1996 and March 26, 1997 vest 20% on the date of grant and an additional 20% vest on each of the four following anniversaries of the date of grant in accordance with waivers executed by Mr. MacDonald.

  The Company may terminate the employment of Messrs. Bluestone and MacDonald at any time for cause or in the event of total disability (as provided in the employment agreements). Messrs. Bluestone and MacDonald each may terminate his employment for good reason upon or within two years following a change of control (as provided in the employment agreements).

  If the Company terminates the employment of either executive for cause or if Mr. Bluestone or Mr. MacDonald terminates his employment voluntarily (other than for good reason upon or within two years following a change of control), the Company is required to pay the executive his annual salary and other benefits to the date of termination of employment together with any compensation previously deferred and accrued interest on the deferred amount. If the employment of Mr. Bluestone or Mr. MacDonald is terminated for total disability or by reason of death, he or his estate would receive (a) disability benefits (if applicable), (b) any compensation previously deferred (plus accrued interest on the deferred amount) and (c) the amount of the executive's annual base salary and average bonus (as defined in the employment agreements) prorated to the date of termination. If the Company terminates Mr. Bluestone's employment without cause prior to a change of control, (i) Mr. Bluestone would receive his annual base salary and employee benefits until the later of the second anniversary of the date of termination or January 31, 1999 (the "Severance Period"), (ii) the Company will pay Mr. Bluestone, within 30 days following the date of termination, a lump sum payment of the midpoint bonus (as provided in the employment agreement) prorated as of the date of termination, an additional amount equal to his midpoint bonus for the severance period and all previously deferred compensation (plus accrued interest on the deferred amount) and (iii) all of Mr. Bluestone's SERP benefits, any stock options or other securities awarded under the 1993 Stock Incentive Plan and, to the extent permitted by law, any defined benefit and 401(k) plan benefits fully vest with credit for service during the Severance Period. If the Company terminates Mr. MacDonald's employment without cause prior to a change of control, (i) Mr. MacDonald would receive his annual base salary and employee benefits until the end of the employment term under his employment agreement with service credit for purposes of accruals and vesting under the SERP, (ii) All of Mr. MacDonald's stock options or other securities awarded under the 1993 Stock Incentive Plan would fully vest and (iii) within 30 days following his termination, the Company would pay Mr. MacDonald any previously deferred compensation (plus accrued interest on the deferred amount) and accrued vacation pay to the extent not previously paid.

  If, upon or within two years after a change of control, Mr. Bluestone or Mr. MacDonald terminates his employment for good reason or the Company terminates his employment without cause, then the Company is required to pay in a lump sum within 15 days of the date of termination, in the case of Mr. Bluestone, three times his annual base salary plus three times his midpoint bonus and a prorated midpoint bonus for the year of termination, and in the case of Mr. MacDonald, two and one-half times his annual base salary plus two times his maximum bonus (as provided in his employment agreement) and a prorated maximum bonus for the year of termination. At the same time, the Company would be required to pay Mr. Bluestone and Mr. MacDonald cash equal to the sum of unvested amounts in the Company's defined benefit and 401(k) plans and credit the executive with additional hours under the Company's pension plan, in the case of Mr. Bluestone, equal to the least of (a) the greater of (1) 501 hours and (2) the maximum number of hours of benefit service attributable to severance pay on the date of termination, (b) the maximum number of hours permitted by law, and (c) 3,000 hours, and in the case of Mr. MacDonald, equal to the least of (a) the greater of (1) 501 hours and (2) the maximum number of hours of benefit service attributable to severance pay on the date of termination, (b) the maximum number of hours permitted by law, and (c) 2,500 hours. The Company also would be required to continue the executive's employee benefits for 36 months in the case of Mr. Bluestone and 30 months in the case of Mr. MacDonald.

  The Company is required to pay Messrs. Bluestone and MacDonald a gross-up payment (as that term is defined in the employment agreements) to reimburse them for the full amount of any excise tax that may be applicable to any payment or distribution under their respective employment agreements.

SEVERANCE AGREEMENTS

  As of March 25, 1996, the Company entered into severance agreements (the "Severance Agreements") with the named executive officers (except Messrs. Bluestone and MacDonald) that replaced existing severance agreements. The Severance Agreements provide a lump-sum severance payment to the executive if
(a) the Company terminates the executive's employment prior to a change of control without justification (as those terms are defined in the Severance Agreements) or (b) the Company terminates the executive's employment without cause or the executive voluntarily terminates the executive's employment for good reason, in either case, within two years after a change of control (as described in the Severance Agreements). Under their Severance Agreements, Ms. Shaw and Mr. Carroll each are eligible to receive 78 weeks' annual base compensation, and Mr. Jackson is eligible to receive 65 weeks base compensation, if their employment is terminated without justification prior to a change of control. Mr. Carroll, Ms. Shaw and Mr. Jackson each are eligible to receive 104 weeks annual base compensation and a bonus amount (as provided in the Severance Agreements) if, upon or within two years after a change of control, their employment is terminated without cause, they terminate their employment for good reason or their employment is terminated in anticipation of a change of control. Messrs. Bluestone's and MacDonald's severance benefits are set forth in their employment agreements described above. The Company and Mr. Freudenthal entered into a separation agreement in connection with Mr. Freudenthal's resignation from the Company. Pursuant to the separation agreement, Mr. Freudenthal received cash payments totaling $730,489, accelerated vesting of his options, an increased vesting percentage with respect to the SERP, and limited continuation of his associate discount and medical benefits.

RETIREMENT BENEFITS

  The following table sets forth the aggregate annual retirement benefits (with an offset for social security benefits) under the Company's pension plan (the "Pension Plan") and the SERP at selected years of service and remuneration levels.

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE(1)
                       BENEFIT     ------------------------------------------
      REMUNERATION    PERCENTAGE      3          6          12         18
      ------------    ----------   --------   --------   --------   --------
      $  200,000         40%       $  7,800   $ 27,800   $ 67,800   $ 67,800
                         35%          5,300     22,800     57,800     57,800
         300,000         40%         17,800     47,800    107,800    107,800
                         35%         14,050     40,300     92,800     92,800
         400,000         40%         27,800     67,800    147,800    147,800
                         35%         22,800     57,800    127,800    127,800
         600,000         40%         47,800    107,800    227,800    227,800
                         35%         40,300     92,800    197,800    197,800
         800,000         40%         67,800    147,800    307,800    307,800
                         35%         57,800    127,800    267,800    267,800
       1,000,000         40%         87,800    187,800    387,800    387,800
                         35%         75,300    162,800    337,800    337,800
       1,200,000         40%        107,800    227,800    467,800    467,800
                         35%         92,800    197,800    407,800    407,800
       1,400,000         40%        127,800    267,800    547,800    547,800
                         35%        110,300    232,800    477,800    477,800

--------
(1) Under the SERP, the benefit accrues ratably over 12 years. After 12 years, the maximum benefit is reached. The benefit becomes payable at age 62.

  The Pension Plan bases retirement benefits on a participant's annual compensation for each year of participation. Under the Pension Plan, annual compensation is subject to a maximum limit ($150,000 for 1996) imposed under the IRC. For 1996, the IRC limits the maximum amount of annual pension benefits payable by the Pension Plan to $120,000.

  The SERP bases retirement benefits upon the average of a participant's five highest annual salary and regular bonuses that were paid during the participant's last eligible 10 years of service. Under the SERP, participants accrue a varying percentage of their average covered compensation depending upon their membership on the SEComm or the Company's Executive Committee (the "EC"), reduced by their social security benefits, Pension Plan benefits and other retirement benefits (except for any 401(k) plan benefits) provided by the Company or its affiliates and certain predecessors. The SEComm is a management committee which, as of the end of Fiscal 1996, was composed of Messrs. Bluestone, MacDonald and Carroll and Ms. Shaw. The EC is a management committee which, as of the end if Fiscal 1996, was composed of select other officers of the Company. The percentage for SEComm members is 40% and for EC members is 35%. For each executive officer named in the Summary Compensation Table, the compensation amount used to calculate the benefits under the Pension Plan (subject to the maximum limit described above) and the SERP is equal to the sum of the amounts shown for the executive officer in the Salary and Bonus columns of the table. The SERP is unfunded.

  The Pension Plan and SERP each provide a retirement benefit in the form of a life annuity for the participant. The normal retirement age under the Pension Plan is age 65 and under the SERP is age 62. The years of service credited as of February 1, 1997 to the named executive officers under the SERP are as follows: Mr. Bluestone (12.1 SEComm years), Mr. Freudenthal (6.5 SEComm years), Mr. MacDonald (6.4 SEComm years), Ms. Shaw (7.7 SEComm years, 5 EC years), Mr. Carroll (3.8 SEComm years, 7.7 EC years) and Mr. Jackson (1.5 EC years).

                     REPORT OF THE COMPENSATION COMMITTEE

  Compensation matters for the Company's executive officers for Fiscal 1996 were reviewed and approved by the Compensation Committee of the Board of Directors.

 Executive Compensation Policy

  The Company's executive compensation policy in effect in Fiscal 1996 required that executive compensation function in a manner intended to achieve the following objectives:

  .retain the executive officer team necessary to maximize operational performance

  .attract new executive officers as required

  .motivate the executive officer team to enhance Company value in the best interests of shareholders

  .link executive officer compensation to Company performance and the long-term interests of shareholders

  In order to assess the general competitiveness of the Company's overall pay structure for its executive officers, the Company annually obtains from a nationally recognized executive compensation consultant (the "Consultant"), a published survey of compensation practices in the retail industry. The Company uses the Consultant's executive compensation survey of national department store companies (the "Survey") to determine competitive median total cash compensation (annual base salary plus annual cash bonus) levels for executive officers and other executives. The Survey is conducted and the results are reported by an independent survey organization, which selects the department store company subjects of the Survey. The Survey includes executive compensation data from three of the seven department store companies that are included in the Standard & Poor's Retail Department Store Index in the graph included under the heading "Comparison of Shareholder Return" on page 19 of this Proxy Statement. While the Survey subjects are not exactly the same as the subjects of the Standard & Poor's Retail Department Store Index, the Company believes that the Survey is the most effective and economical means available to the Company for determining competitive total cash compensation levels for executive officers and other executives. The Company's total cash compensation levels are targeted at approximately the median compensation paid by comparable companies in the Survey group.

  For Mr. Bluestone, the Company's Chairman of the Board and Chief Executive Officer, and the other executive officers, the principal features of the Company's Fiscal 1996 executive compensation program consisted of four basic components, each designed to support one or more of the stated objectives. The basic components are base salary, an annual cash bonus plan, the 1993 Stock Incentive Plan and the Long-Term Incentive Plan.

 Base Salary

  Early in Fiscal 1996, the Committee reviewed and determined a base salary level for each of its executive officers who were on the SEComm. The base salary levels are designed to be competitive with median base salaries paid to comparable level executive officers in the retail industry. Each base salary level takes into consideration the overall complexity of the executive officer's position and performance requirements compared with peers within the Company.

  The Company awards to executive officers base salary merit increases that are designed primarily to reflect (a) subjective and objective determinations of achievement of corporate goals established for each individual (such as level of sales, expenses, gross margin, or inventory turnover) and (b) subjective determinations of individual performance characteristics (such as know-how, problem solving, and accountability), position accountabilities, and contributions to the Company's overall performance. Merit increases also reflect increases in competitive median base salaries demonstrated by the Survey.

  In early Fiscal 1996, the Committee awarded base salary merit increases to some, but not all, of the Company's executive officers. Those base salary merit increases ranged from 3.8% to 12.9% of the recipient's base salaries for Fiscal 1995. These merit increases reflected the attainment of the Company's Fiscal 1995 results of operations, which exceeded the Company's Fiscal 1995 plans, a comparison to competitive salaries in the retail industry and the Committee's subjective assessment of the executive officer's achievement of corporate goals.

 Annual Cash Bonus Plan

  The Company's annual cash bonus plan is designed to link a significant portion of executive-officer compensation directly to the Company's achievement of annual objectives for operating earnings before interest, taxes, depreciation, amortization and other non-cash and nonrecurring items ("EBITDA").

  The Fiscal 1996 annual cash bonus plan for executive officers of the Company was based, in whole or in part, on the Company's achievement of three levels of EBITDA described below. The specific dollar amount of EBITDA for each level was established by the Committee at the beginning of Fiscal 1996.

  . Minimum--if Fiscal 1996 EBITDA were equal to or below the established
    Minimum EBITDA level, no cash bonus would be earned.

  . Target--if Fiscal 1996 EBITDA were equal to the Target EBITDA level, one-half of the maximum cash bonus would be earned. If Fiscal 1996 EBITDA were between the Minimum and Target EBITDA levels, the annual cash bonus would be prorated.

  . Maximum--if Fiscal 1996 EBITDA were equal to or greater than the Maximum
    EBITDA level, the maximum annual cash bonus would be earned. If Fiscal 1996 EBITDA were between the Target and Maximum EBITDA levels, the annual cash bonus would be prorated.

  The Fiscal 1996 annual cash bonuses for three executive officers of the Company (including Mr. Bluestone) were based solely on the Company's achievement of EBITDA levels. The Fiscal 1996 annual cash bonuses for three other executive officers of the Company were based on the Company's achievement of EBITDA levels and, for one executive officer, also on the achievement of store EBITDA contribution goals, for the second executive officer, also on the achievement of gross margin goals, and for the third executive officer, also on the achievement of a combination of financial goals. For Fiscal 1996, the executive officers were eligible to earn maximum annual cash bonuses ranging from 25% to 60% of their base salary.

  The Company's Fiscal 1996 EBITDA of $95.6 million exceeded the Target EBITDA level but was below the Maximum EBITDA level. Accordingly, that portion of annual cash bonuses determined by EBITDA levels was paid to executive officers between the Target and Maximum EBITDA levels. That portion of annual cash bonuses determined by store contribution goals and gross margin goals was paid between the Minimum and Target levels for both store contribution and gross margin goals. That portion of annual cash bonuses determined by a combination of financial goals was paid between the Target and Maximum levels for those financial goals. The Committee believes that the Fiscal 1996 EBITDA levels for the annual cash bonuses provided an effective and measurable link between the Company's Fiscal 1996 EBITDA objective and the annual cash bonuses paid.

 1993 Stock Incentive Plan

  The 1993 Stock Incentive Plan is designed to align the interests of the participants with the Company's shareholders and to motivate the participants to improve corporate performance on a long-term basis.

  During Fiscal 1996, the Committee approved stock option grants, totaling 169,850 Common Shares, to 82 key employees of the Company, including five of the six executive officers named in the Summary Compensation

Table on page 9 of this Proxy Statement. The grants of options were made to motivate the key employees to achieve the Company's long-term objectives. The exercise price for these options ranged from $23.75 to $27.875 depending upon the date of grant, but in all cases was equal to the fair market value, as defined in the 1993 Stock Incentive Plan, on the date of grant.

 1996 Long-Term Incentive Plan

  During Fiscal 1995, the Consultant, which had been retained by the Company to assist the Committee in its review of the Company's executive compensation policy and practices, recommended that the Company adopt a long-term incentive plan. The Committee approved and implemented the 1996 Long-Term Incentive Plan in Fiscal 1996. The plan is designed to (a) provide an incentive to key executives to focus their efforts on consistently achieving the long-term strategic goals of the Company by providing cash awards for superior business performance and (b) enhance the Company's ability to retain key executives who are vulnerable to recruitment by other retailers by providing competitive total compensation. The plan has a determination period of three fiscal years. The first fiscal year of the first determination period began February 4, 1996. A new three-fiscal-year determination period will commence with the commencement of each fiscal year thereafter so long as the plan is in effect. The threshold and maximum EBITDA targets are specified in the plan for the first fiscal year of the first determination period and will be calculated according to the formula set forth in the plan for subsequent fiscal years.

 Compensation of the Chief Executive Officer

  Mr. Bluestone's annual base salary and his 5.6% base salary merit increase for Fiscal 1996 were established by the Committee. The Company awarded Mr. Bluestone's Fiscal 1996 merit increase based primarily on the Committee's assessment of competitive salaries in the retail industry, the Committee's subjective assessment of Mr. Bluestone's achievement of corporate goals, and the Company's overall operating performance.

  Mr. Bluestone's Fiscal 1996 cash bonus of $337,500 was based solely on the Company's achievement of a level of Fiscal 1996 EBITDA established in accordance with the Fiscal 1996 annual cash bonus plan.

  The grant of options to purchase 40,000 Common Shares to Mr. Bluestone on March 26, 1997 was awarded to motivate Mr. Bluestone to successfully lead the Company's efforts to achieve its long-term objectives.

  Subject to shareholder approval of the 1997 Bonus Plan, Mr. Bluestone will be entitled to receive a cash bonus for Fiscal 1997 pursuant to the 1997 Bonus Plan based solely on the Company's achievement of levels of Fiscal 1997 EBITDA established by the Compensation Committee in accordance with the 1997 Bonus Plan.

 Tax Deductibility of Executive Compensation

  Section 162(m) of the IRC, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to a public company for compensation in excess of $1,000,000 paid to the company's chief executive officer and the four other highest compensated executive officers at the end of the company's fiscal year. Due to the application of various "grandfather" and transition rules, the Company believes that all compensation for the Company's affected executive officers for Fiscal 1996 will be fully deductible for federal income tax purposes. The 1997 Bonus Plan is intended to provide compensation which will be fully deductible for federal income tax purposes.

                                          Mark Dickstein, Chairman
                                          John W. Burden III
                                          Chaim Y. Edelstein

                        COMPARISON OF SHAREHOLDER RETURN

  The following graph compares the percentage changes in the cumulative total shareholder return on the Common Shares to the cumulative total return of the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from November 1, 1993 (the date on which the Common Shares opened for trading) through January 31, 1997 (the last day of trading prior to the end of Fiscal 1996), assuming an initial investment of $100 and the reinvestment of all dividends.

TOTAL SHAREHOLDER RETURNS

                                      LOGO

                              11/1/93     1/28/94     1/27/95     2/2/96     1/3/97
-----------------------------------------------------------------------------------
 Carson Pirie Scott & Co.      $100        $121        $137        $133       $207
-----------------------------------------------------------------------------------
 S&P 500 Index                 $100        $103        $104        $142       $179
-----------------------------------------------------------------------------------
 S&P Retail Dept. Store
  Index                        $100        $ 98        $ 89        $108       $117

                                    ITEM II

                    APPROVAL OF THE CARSON PIRIE SCOTT & CO.
                        1997 SENIOR EXECUTIVE BONUS PLAN

  Introduction--On March 19, 1997, the Board unanimously adopted the 1997 Bonus Plan and unanimously recommended that it be submitted to the shareholders for approval. The purpose of the 1997 Bonus Plan is to provide a select group of executive officers with an annual incentive opportunity, based on achievement of preestablished, objective performance goals, to earn additional compensation so as to attract and retain such executive officers and to motivate them to enhance the value of the Company's business. The 1997 Bonus Plan is intended to provide an annual incentive compensation opportunity which is not subject to the limitation on deductions for federal income tax purposes contained in
Section 162(m) of the IRC. Executive officers selected to participate in the 1997 Bonus Plan will not participate in the Company's existing annual cash bonus plan.

  The provisions of the 1997 Bonus Plan are generally described below. This description is qualified in its entirety by reference to the provisions of the plan, a copy of which is attached to this Proxy Statement as Exhibit A.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE 1997 BONUS PLAN.

  Eligibility for Participation--The participants in the 1997 Bonus Plan will be those executive officers of the Company who are selected for participation by the committee administering the plan. See "Administration" below. Selection of participants in the plan will be made by the committee within the first 90 days of each fiscal year of the Company. There currently are five executive officers of the Company from among whom participants may be selected. An executive officer will automatically cease to be a participant in the 1997 Bonus Plan upon the earliest of the executive officer's: (i) death, (ii) permanent and total disability, or (iii) termination of employment.

  Bonus Amounts and Performance Goals--Prior to the 90th day of each fiscal year of the Company, the committee administering the plan will establish for each participant (a) a bonus amount expressed as a percentage of the participant's annual base salary and (b) one or more performance goals. Each performance goal will be measured against one of the following: the Company's net sales, gross margin, EBITDA, store four-wall EBITDA or customer satisfaction. Each performance goal selected by the committee will include a minimum, a target and a maximum level of achievement.

  Bonus Awards--Participants in the 1997 Bonus Plan will be eligible to receive the bonus amount determined by the committee administering the plan if and to the extent the performance goals are achieved as follows.

  . Minimum--if the performance level achieved is equal to or below the established minimum level, no bonus amount would be earned.

  . Target--if the performance level is equal to the established target level, one-half of the bonus amount would be earned. If the performance level is between the minimum and target levels, the bonus amount would be prorated.

  . Maximum--if the performance level is equal to or greater than the established maximum level, the maximum bonus amount would be earned. If the performance level is between the target and maximum levels, the bonus amount would be prorated.

  No participant in the 1997 Bonus Plan will be entitled to receive a bonus amount in excess of the lesser of (i) 75% of the participant's annual base salary in effect on the first day of the fiscal year or (ii) $900,000. The committee administering the plan may eliminate or reduce the bonus amount in its sole discretion.

  Payment of Bonus--Payment of any bonus under the 1997 Bonus Plan may only be made if the participant is employed by the Company on the last day of the fiscal year and the committee administering the plan certifies in writing that the participant met the applicable performance goal(s) for the fiscal year and that all other material terms of the bonus were satisfied. If requested by the participant prior to the end of the ninth month of the fiscal year, the participant may defer receipt of all or part of the bonus for such period in accordance with plans and policies of the Company or any employment agreement between the participant and the Company.

  Administration--The 1997 Bonus Plan will be administered by the Compensation Committee, or a subcommittee thereof consisting solely of two or more members of the Board, each of whom will be an "outside director" within the meaning of
Section 162(m) of the IRC. The committee is authorized to take all actions necessary or desirable to effect the purposes of the plan.

  Amendment or Termination--The 1997 Bonus Plan may be amended or terminated by the committee administering the plan with the approval of the Board, subject to any shareholder approval required by law; provided, that the committee may not amend the plan to change a performance goal without the approval of shareholders.

  Effective Date--Subject to shareholder approval, the 1997 Bonus Plan will be effective as of February 2, 1997.

  New Plan Benefits--If the 1997 Bonus Plan is approved by the Company's shareholders, Mr. Bluestone will be the only participant in the 1997 Bonus Plan for Fiscal 1997 and the Company's achievement of levels of EBITDA established by the committee administering the plan will be his sole performance goal. Because the Company's EBITDA for Fiscal 1997 will not be determinable until after the end of Fiscal 1997, the Company at this time cannot determine the amount, if any, that will be paid to Mr. Bluestone under the 1997 Bonus Plan for Fiscal 1997. If (a) the 1997 Bonus Plan had been in effect for Fiscal 1996,
(b) Mr. Bluestone had participated in the plan, and (c) Mr. Bluestone's performance goal had been the same as the annual bonus criteria established for Mr. Bluestone by the Compensation Committee for Fiscal 1996, Mr. Bluestone would have been entitled to receive a cash bonus under the 1997 Bonus Plan of $337,500, which is equal to the amount of the cash bonus paid to Mr. Bluestone for Fiscal 1996.

                                    ITEM III

       APPROVAL OF THE CARSON PIRIE SCOTT & CO 1993 STOCK INCENTIVE PLAN
                 (AS AMENDED AND RESTATED AS OF MARCH 19, 1997)

INTRODUCTION

  The purposes of the 1993 Stock Incentive Plan are to more closely align the interests of the Company's key employees with the interests of the Company's shareholders and to motivate key employees to improve corporate performance on a long-term basis. The 1993 Stock Incentive Plan provides for the grant of nonqualified stock options and the award of shares of restricted stock to officers and other key employees of the Company and its subsidiaries. A maximum of 1,739,130 Common Shares may be issued under the 1993 Stock Incentive Plan. Including options granted on March 26, 1997, options to purchase 1,478,990 Common Shares are outstanding or have been exercised, and 260,140 Common Shares are available for future option grants or future restricted stock awards under the plan. No restricted stock awards have been made under the plan.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE RESTATED 1993 STOCK INCENTIVE PLAN.

AMENDMENTS TO 1993 STOCK INCENTIVE PLAN

  On March 19, 1997, in order to further the purposes of the 1993 Stock Incentive Plan, the Board voted unanimously to amend and restate the plan and to submit the plan, as amended and restated, to the Company's shareholders for approval. The amendment and restatement reflects two material changes to the 1993 Stock Incentive Plan.

  The amendment and restatement increases the maximum number of Common Shares that may be issued under the plan by 600,000 shares from 1,739,130 to 2,339,130. Consequently, after giving effect to the options granted on March 26, 1997, the number of Common Shares available for future option grants or the future awards of shares of restricted stock under the plan would be increased from 260,140 to 860,140, plus Common Shares subject to and not issued under options which expire, terminate or are canceled or forfeited.

  The amendment and restatement also changes the definition of "Change of Control". Both before and after the amendment and restatement, all stock options granted under the plan become fully vested upon a Change of Control and the committee administering the plan may provide, with respect to an award of restricted stock under the plan, that the restrictions on the restricted stock lapse upon a Change of Control. Prior to the amendment and restatement, the definition of Change of Control contained in the plan was different from the definition of such term contained in other benefit plans and agreements of the Company. Following the amendment and restatement, the definition of Change of Control contained in the plan is consistent with the less limited definition contained in such other benefit plans and agreements.

  Prior to the amendment and restatement, Change of Control was defined as, subject to certain exceptions: (a) approval by the Company's shareholders of
(i) a reorganization, merger, consolidation or similar business combination or a sale of all or substantially all of the assets of the Company (each a "Business Combination"), other than an Excluded Transaction, or (ii) the liquidation or dissolution of the Company or (b) the occurrence of both (i) the acquisition by a third party or group of 30% or more of the Company's outstanding Common Shares, other than in an Excluded Transaction, and (ii) individuals who were incumbent directors as of October 30, 1993 or approved thereafter as directors by a majority of incumbent directors cease to constitute a majority of the Board. An Excluded Transaction was defined as a Business Combination with respect to which persons who were the shareholders of the Company immediately prior to the Business Combination own immediately after the Business Combination more than 50% of the voting power of the voting securities of the company resulting from the Business Combination or the entity that acquired all or substantially all of the Company's assets.

  The Restated 1993 Stock Incentive Plan defines Change of Control as, subject to certain exceptions, any one of the following events: (a) the acquisition by a third party or group of 30% or more of the Company's outstanding Common Shares (subject to certain exceptions); or (b) individuals who were incumbent directors as of February 6, 1996 or approved thereafter as directors by a majority of incumbent directors cease to constitute a majority of the Board;
or (c) the consummation of a Business Combination or the acquisition of the assets of another entity, excluding any Business Combination or acquisition of assets of another entity pursuant to which (i) all or substantially all of the individuals and entities who were the Company's shareholders immediately prior to the transaction own, in the same proportions as their ownership of the Company's outstanding Common Shares prior to the transaction, more than 60% of the outstanding shares of common stock and of the voting power of the outstanding voting securities of the corporation resulting from the Business Combination or of the entity acquiring assets, and (ii) no person or group owns 30% or more of the outstanding shares of common stock or of the voting power of the voting securities of the corporation resulting from the Business Combination or of the entity acquiring assets unless such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Board prior to the transaction; or (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. If approved by the shareholders, the amendment to the definition of "Change of Control" will be effective for all grants made under the plan both prior to and after the effective date of the amendment and restatement.

SUMMARY OF RESTATED 1993 STOCK INCENTIVE PLAN

  The provisions of the Restated 1993 Stock Incentive Plan are generally described below. This description is qualified in its entirety by reference to the provisions of the restated plan, a copy of which is attached to this Proxy Statement as Exhibit B.

  Shares Available--If the amendment is approved, the maximum number of Common Shares that may be issued under the plan would be increased from 1,739,130 to 2,339,130. Taking into account all grants of options described above and forfeitures prior to the date of this Proxy Statement, the maximum number of Common Shares that would be available for option grants or for future restricted stock awards would be increased from 260,140 to 860,140. Shares subject to grants or awards which expire, terminate or are canceled or forfeited would again be available under the plan.

  Administration--The Restated 1993 Stock Incentive Plan is administered by a committee consisting solely of members of the Board who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and who are "outside directors" within the meaning of Section 162(m) of the IRC. Currently, the Compensation Committee administers the plan. The committee administering the plan is authorized to designate eligible employees to receive grants and awards, to make grants and awards subject to any limitations, restrictions and conditions as the committee deems appropriate, to waive any restrictions or conditions and to prescribe the form of agreements to represent grants and awards. The committee may adopt rules, regulations and procedures to administer the Restated 1993 Stock Incentive Plan and to interpret the plan.

  Eligibility for Participation--Participation in the Restated 1993 Stock Incentive Plan is determined by the committee administering the plan and is limited to officers and other key employees of the Company and any of its subsidiaries. As of the date of this Proxy Statement, the Company has granted options under the plan to 241 employees. Nonemployee directors are not eligible to participate in the plan.

 Awards

  Options--Under the Restated 1993 Stock Incentive Plan, the committee administering the plan may grant nonqualified stock options or award shares of restricted stock. Each option is evidenced by a stock option agreement between the Company and the participant. No participant may be granted options in any year that in the aggregate would be exercisable for more than 20% of the total number of Common Shares available for issuance under the plan.

  Options are granted for a term of 10 years. The committee administering the Restated 1993 Stock Incentive Plan may provide that if a participant's employment is terminated by reason of death, disability or retirement, any option held by the participant shall become fully vested and may be exercised during the period specified by the committee. The committee may also at any time accelerate the exercisability of any option and otherwise waive or amend any condition of the option. All unvested options become fully exercisable upon a Change of Control.

  Except for certain options with an exercise price of $10.25 granted in 1993 shortly after the inception of the 1993 Stock Incentive Plan, all options are to be granted with an exercise price equal to not less than 100% of the fair market value of the Common Shares on the date of grant. Except for certain options granted to Messrs.

Bluestone or MacDonald as described under the heading "Employment Agreements" on page 12 of this Proxy Statement, options vest 20% on the date of grant and an additional 20% on each of the first four anniversaries of the date of grant. Options may be exercised in whole or in part by the payment of the exercise price in cash or, with the approval of the committee administering the plan, by the delivery of Common Shares held for at least six months, or a combination of cash and Common Shares held for at least six months.

  Nontransferability--Options granted under the Restated 1993 Stock Incentive Plan are not transferable or assignable except by last will and testament or the laws of decent and distribution. During a grantee's lifetime, options are only exercisable by the grantee or by the grantee's guardian or legal representative.

  Restricted Stock--Awards in the form of shares of restricted stock may be granted either alone or in addition to the grant of stock options. Each award of restricted stock is subject to a restricted stock agreement between the Company and the participant. The committee administering the plan determines all terms and conditions of the awards, including the selection of participants to receive awards, the number of shares subject to each award and the times at which awards shall be made. The committee may provide, with respect to any award of restricted stock, that the restrictions shall lapse three years following the date of grant or upon an earlier Change of Control. The committee may at any time accelerate the date on which restrictions lapse and otherwise waive or amend any condition. Holders of shares of restricted stock have all of the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends on the shares. Except as otherwise provided in the restricted stock award agreement, all shares of restricted stock shall be forfeited by the holder upon termination of employment for any reason.

  Withholding Taxes--The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate upon the lapse of restrictions on shares of restricted stock, that a participant in the plan concurrently pay to the Company an amount equal to any taxes which the Company is required to withhold by reason of the exercise or lapse of restrictions. The participant may elect, subject to the rules and regulations of the committee administering the Restated 1993 Stock Incentive Plan, that in lieu of the payment in cash of the amount of taxes required to be withheld by the Company, the Company withhold from the shares to be issued to the participant a number of shares having an aggregate fair market value equal to the amount of taxes the Company is required to withhold.

  Amendment and Termination--The Restated 1993 Stock Incentive Plan expires on October 29, 2003 unless terminated earlier pursuant to its terms. The Board has the power to amend, modify, suspend or terminate the plan so long as the action does not impair an outstanding grant or award.

FEDERAL INCOME TAX TREATMENT

  Options--A participant will not recognize income for federal income tax purposes upon the grant of an option under the plan, and the Company will not be entitled to any tax deduction at that time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the excess of the fair market value on the date of exercise of the Common Shares purchased over their aggregate exercise price. The Company will be entitled to a tax deduction in an amount equal to the compensation recognized by the participant. Based on regulations published by the Internal Revenue Service, compensation under the Restated 1993 Stock Incentive Plan attributable to options granted thereunder is not expected to be subject to the $1 million annual limitation imposed by Section 162(m) of the IRC. Upon the disposition of Common Shares acquired upon exercise of an option, the difference between the amount realized upon the disposition and the fair market value of these shares on the date of exercise will be treated either as short-term or long-term capital gain, depending upon the length of time the shares have been held after the date of exercise.

  Restricted Stock--A participant will not recognize income for federal income tax purposes upon the award of shares of restricted stock, and the Company will not be entitled to any tax deduction at that time, unless the participant elects otherwise. Within 30 days after the award of shares of restricted stock, a participant can elect to recognize compensation taxable as ordinary income (and subject to income tax withholding) equal to the excess of the fair market value of the shares of restricted stock, determined without regard to the restrictions, on the date of award, over the amount, if any, paid for the shares. In the absence of this election, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) on the date the restrictions lapse in an amount equal to the excess of the fair market value of the shares on this date over the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in an amount equal to the compensation recognized by a participant at the time of the recognition, except to the extent the deduction for compensation paid to certain participants is subject to the $1 million annual limitation under Section 162(m) of the IRC. Upon the disposition of Common Shares acquired as restricted stock, the difference between the amount realized and the amount of compensation previously recognized by the participant will be short-term or long-term capital gain, depending upon the length of time the shares were held after the date on which the income was recognized.

NEW PLAN BENEFITS

  The following table provides information regarding options granted in Fiscal 1997 under the 1993 Stock Incentive Plan through April 30, 1997. No shares of restricted stock have been awarded under the plan. No determination has been made regarding any specific awards that may be made under the plan in the future.

          NAME AND PRINCIPAL POSITION      DOLLAR VALUE (1) NUMBER OF UNITS (2)
          ---------------------------      ---------------- -------------------
      Stanton J. Bluestone................       --                40,000
       Chairman of the Board and Chief
       Executive Officer
      Michael R. MacDonald................       --                25,000
       President and Chief Operating
       Officer
      John R. Freudenthal.................       --                     0
       Executive Vice President--
       Merchandising
      Catherine A. Shaw...................       --                12,000
       Executive Vice President--
       Stores, Visual Merchandising
       and Store Planning
      Edward P. Carroll...................       --                12,000
       Executive Vice President--
       Sales Promotion and Advertising
      Darren R. Jackson...................       --                 7,500
       Senior Vice President--
       Chief Financial Officer
      Executive Group.....................       --                96,500
      Non-Executive Director Group........       --                     0
      Non-Executive Officer Employee             --               108,900
       Group..............................

--------
(1) The exercise price of these options is $31.50 per share, which is equal to 100% of the closing price of the Common Shares on March 26, 1997, the date of grant, reported in The Wall Street Journal as New York Stock Exchange Composite Transactions. On April 10, 1997, the closing price per share of the Common Shares as so reported was $30.75.
(2) This column shows the number of Common Shares underlying option grants on March 26, 1997.

                                    ITEM IV

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board appointed KPMG Peat Marwick LLP, independent public accountants, to serve as auditors for the Company and its subsidiaries for Fiscal 1997. KPMG Peat Marwick LLP and its predecessors have served as independent accountants for the Company for at least the last 40 years. At the Annual Meeting, the shareholders will be asked to ratify this appointment. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and, if the representatives desire, to make a statement. The Company expects that the KPMG Peat Marwick representatives will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

1997 SHAREHOLDER PROPOSALS

  The Company must receive any shareholder proposal intended to be presented at the Annual Meeting of Shareholders to be held in 1998 no later than December 31, 1997 in order for the proposal to be included in the Company's proxy materials relating to that meeting. Any proposal should be sent to the Secretary of the Company at 331 West Wisconsin Avenue, Milwaukee, Wisconsin 53203.

                                          By Order of the Board of Directors

                                             Charles J. Hansen,
                                                Secretary

Milwaukee, Wisconsin
April 30, 1997

                                   EXHIBIT A

                           CARSON PIRIE SCOTT & CO.

                       1997 SENIOR EXECUTIVE BONUS PLAN

1. PURPOSE.

  The purpose of the 1997 Senior Executive Bonus Plan (the "PLAN") is to provide a select group of executive officers with an annual incentive opportunity, based on the achievement of preestablished, objective performance goals described in Section 4 ("PERFORMANCE GOALS"), to earn additional compensation so as to attract and retain such executive officers, and motivate them to enhance the value of the business of Carson Pirie Scott & Co. (the "COMPANY"). The Plan is intended to provide an annual incentive compensation opportunity which is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), and is to be construed to the extent possible as providing for remuneration which is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2. ELIGIBILITY TO PARTICIPATE.

  (a) The participants in the Plan ("PARTICIPANTS") for any annual performance period (an "ANNUAL PERFORMANCE PERIOD") shall be those executive officers of the Company who are selected by the Committee (as defined in Section 7) to participate in the Plan for such Annual Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Annual Performance Period. No executive officer shall have any right to participate in the Plan for any Annual Performance Period unless selected to participate in the Plan by the Committee.

  (b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the earliest to occur of the following events: (i) the Participant's death, (ii) the Participant's permanent and total disability (within the meaning of the Company's Pension Plan), or (iii) the Participant's termination of employment with the Company.

3. ANNUAL PERFORMANCE PERIOD.

  Each Annual Performance Period shall be a fiscal year of the Company, commencing with the fiscal year ending January 31, 1998.

4. BONUS AMOUNTS AND PERFORMANCE GOALS.

  Prior to the 90th day following the start of each Annual Performance Period and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) a bonus amount (expressed as a percentage of annual rate of base salary) payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus amount. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one of the following criteria:

    (a) Net sales;

    (b) Gross margin dollars (sales minus cost of sales);

    (c) Earnings before interest, taxes, depreciation and amortization, after taking into account bonuses payable under the Company's bonus plans, including the Plan ("EBITDA");

    (d) Store four-wall EBITDA; and

    (e) Customer satisfaction (measured by customer responses).

Each Performance Goal established by the Committee will include the following levels of achievement: a minimum level ("MINIMUM"); a target level ("TARGET"); and a maximum level ("MAXIMUM"). The Committee, in its sole discretion, may establish all other terms and conditions applicable to the Performance Goals and the measurement of their achievement, including without limitation the relative weighting of multiple Performance Goals, that may be necessary or appropriate to implement the Plan. Each Performance Goal must be based upon measurable criteria which would permit a third party having knowledge of the relevant facts to determine whether the Performance Goal was satisfied and to calculate the amount payable to the Participant. The Performance Goals must preclude the discretion to increase the bonus amount payable to the Participant over that which would otherwise be payable upon attainment of the Performance Goal.

5. BONUS AWARDS.

  (a) Each Participant shall be eligible to receive the bonus amount determined by the Committee in accordance with Section 4, payable in cash pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the following sentence (a "BONUS AWARD"). Subject to subsection (b), if the performance level achieved is:

    (i) equal to or below the established Minimum, no Bonus Award will be paid;

    (ii) between the Minimum and the Target, the Bonus Award will be prorated between such levels;

    (iii) equal to the Target, one-half of the maximum Bonus Award will be paid;

    (iv) between the Target and Maximum, the Bonus Award will be prorated between such levels; and

    (v) equal to or greater than Maximum, the maximum Bonus Award will be paid.

  (b) The maximum Bonus Award payable to any Participant for any Annual Performance Period pursuant to the Plan may not exceed the lesser of (x) 75% of such Participant's annual rate of base salary as in effect on the first day of the Annual Performance Period (including salary deferrals under Section 125 or 401(k) of the Code) and (y) $900,000.

  (c) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Annual Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate, including without limitation the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results.

6. PAYMENT OF BONUS AWARDS.

  Subject to any shareholder approval required by law, payment of any Bonus Award for an Annual Performance Period in accordance with the Plan shall be made in cash to a Participant who is employed by the Company on the last day of the Annual Performance Period after the Committee shall have certified in writing that the Performance Goal or Performance Goals for the Annual Performance Period were achieved and any other material terms of the Bonus Award were satisfied. Subject to the next sentence, at the request of a Participant made prior to the end of the ninth month of an Annual Performance Period, the Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the plans and policies of the Company, the payment of all or any portion of any Bonus Award which may become payable to the Participant with respect to the Annual Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant's compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7. ADMINISTRATION.

  (a) The Compensation Committee of the Board of Directors of the Company (the "BOARD"), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code (the "COMMITTEE"), shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including, but not limited to:

    (i) providing rules for the management, operation and administration of the Plan;

    (ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

    (iii) correcting any defect or omission, or reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

  (b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

8. AMENDMENT OR TERMINATION.

  The Committee may, with the approval of the Board, amend or terminate the Plan by resolution at any time as it shall deem advisable, subject to any shareholder approval required by law, provided that the Committee may not amend the Plan to change any Performance Goal without the approval of a majority of the votes cast by shareholders in a separate vote.

9. MISCELLANEOUS.

  (a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan.

  (b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

  (c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

  (d) The Plan shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to principles of conflicts of laws.

  (e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

10. EFFECTIVE DATE

  The Plan shall be submitted to the shareholders of the Company for approval and, if approved by the affirmative vote of a majority of the Common Shares present in person or represented by proxy, shall be effective as of February 2, 1997.

                                   EXHIBIT B

                           CARSON PIRIE SCOTT & CO.

                           1993 STOCK INCENTIVE PLAN

                 AS AMENDED AND RESTATED AS OF MARCH 19, 1997

I. INTRODUCTION

  A. Purpose. This plan shall be known as the Carson Pirie Scott & Co. 1993 Stock Incentive Plan (the "Plan"). The Plan is designed to more closely align the interests of the executives of Carson Pirie Scott & Co. (the "Company") with the Company's shareholders and to motivate executives to improve corporate performance on a long-term basis.

  B. Effective Date. The effective date of the Plan shall be October 29, 1993. The Company intends that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule (the "Exchange Act").

II. PLAN DEFINITIONS

  The following terms shall have the meanings set forth below:

    1. "Acquisition" is defined in Section III.B.

    2. "Acquisition Consideration" is defined in Section III.B.

    3. "Award" means the grant of a stock option or restricted stock.

    4. "Board" means the Board of Directors of the Company.

    5. "Change of Control" means:

      a. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding CPS Voting Securities"); provided, however, for purposes of this paragraph (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition of Change of Control; and provided, further, if any Person's beneficial ownership of the Outstanding CPS Voting Securities equals or exceeds 30% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding CPS Voting Securities; or

      b. individuals who, as of February 6, 1996, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to February 6, 1996 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

      c. the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination") excluding, however, any Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding CPS Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Companys assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding CPS Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

      d. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    6. "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

    7. "Committee" means the Committee described in Section IV.A.

    8. "Company" is defined in Section I.A.

    9. "Common Stock" means the Company's Common Stock, $.01 par value, and such other stock as may be substituted for the Company's Common Stock pursuant to Section III.B.

    10. "Eligible Employee" means the officers and other key employees of the Company or a Subsidiary. Directors who are not full-time employees of the Company or a Subsidiary shall not be eligible to be granted Awards under this Plan. Eligibility under this Plan shall be determined by the Committee.

    11. "Exchange Act" is defined in Section I.B.

    12. "Fair Market Value" means with respect to the Common Stock, on any date (a) if the Common Stock is then listed and traded on a registered national securities exchange or is quoted in the NASDAQ National Market System, the closing price recorded in composite transactions as reported in The Wall Street Journal (Midwest Edition) for such date or the preceding business day if such date is not a business day, or (b) in the absence of reported sales or if the Common Stock is not so listed or quoted, the value of the Common Stock as determined in good faith by the Committee.

    13. "Grantee" means any Eligible Employee who has been granted an Award under the Plan.

    14. "Option Price" is defined in Section V.B.

    15. "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act.

    16. "Subsidiary" means any corporation now or hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent.

III. SHARES SUBJECT TO AWARD

  A. Available Shares. The total number of shares of Common Stock that may be issued under the Plan shall not exceed 2,339,130. Subject to the next sentence, shares of Common Stock subject to and not issued under Awards which expire, terminate, or are canceled or forfeited for any reason under the Plan shall again become available for the granting of Awards. The Committee may modify share usage and issuance so as to conform this Plan and any Awards to the requirements of Rule 16b-3.

  B. Adjustment Provisions.

  1. The Committee may provide, with respect to any Award, that if the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or make a distribution of cash or property which has a substantial impact on the value of issued Common Stock, the total number of shares available for Awards under this Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

  2. The Committee may provide with respect to any Award that, in the case of any Acquisition (subject to the provisions of this Plan and any limitation applicable to the Award):

    a. any Eligible Employee to whom an option has been granted shall have the right thereafter and during the term of the option to receive upon exercise thereof only the Acquisition Consideration receivable upon the Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option or portion thereof, as the case may be, immediately prior to the Acquisition; and

    b. any Eligible Employee to whom restricted stock has been awarded shall have the right thereafter and during the term of the Award to substitute the Acquisition Consideration for the Common Stock upon which the Award is valued or in which the Award is payable.

  "Acquisition" means a sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination.

  "Acquisition Consideration" means the kind and amount of securities, cash or other property or any combination thereof receivable for one share of Common Stock upon consummation of an Acquisition.

IV. ADMINISTRATION

  A. Administration by the Committee. The Plan shall be administered by a committee designated by the Board to administer the Plan. The Committee at all times shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 and shall be comprised solely of "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of a quorum, expressed by a vote at a meeting, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

  B. Committee Powers Generally. The Committee may adopt all rules, regulations and procedures and take all other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend, or renew any Award. The Committee may also interpret the Plan and the Committee's interpretation shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

  C. Specific Committee Powers. Subject to the provisions of the Plan, the Committee shall have full and final authority to:

    1. designate the Eligible Employees to whom Awards shall be granted;

    2. grant Awards in such form and amount as the Committee shall determine;

    3. impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

    4. waive in whole or in part any or all restrictions or conditions imposed on Awards as the Committee shall deem appropriate; and

    5. prescribe from time to time the form of agreement with Eligible Employees that shall effect the Awards.

  The specific enumeration in other sections of this Plan of the Committee's powers shall not limit the Committee's power specified in this Section IV.

V. NONQUALIFIED STOCK OPTIONS

  A. General. The Committee shall determine from time to time those Eligible Employees to whom stock options shall be granted. All stock options granted under the Plan shall be nonqualified stock options. No Eligible Employee shall have any right whatsoever to receive an Award unless so determined by the Committee. Each stock option shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Section V. and such other consistent terms and conditions as the Committee may deem appropriate. A Grantee of a stock option shall not have any rights as a stockholder with respect to the shares of Common Stock covered by the stock option until the shares of Common Stock have been delivered to the Grantee in accordance with this Plan. The provisions of stock option Awards need not be the same with respect to each recipient.

  Notwithstanding anything in this Plan to the contrary, no Eligible Employee shall be granted stock options in any year that in the aggregate would be exercisable for more than 20% of the total number of shares of Common Stock that may be issued in accordance with Section III.A. of this Plan.

  B. Option Price. The price at which each share of Common Stock covered by a stock option may be purchased (the "Option Price") shall be:

    1. $10.25 per share if the stock option is granted on or before the 30th day following the consummation of the Plan of Reorganization in the cases entitled In the Matter of P. A. Bergner & Co. Holding Company, et al., Debtors (Jointly Administered Case Nos. 91-05501 to 91-05516 and 93-20736
  (RAE)) (the "Plan of Reorganization"); or

    2. no less than one hundred percent of the Fair Market Value of the Common Stock at the time the stock option is granted if the stock option is granted after the 30th day following the consummation of the Plan of Reorganization.

  C. Date Option Granted. A stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the stock option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the stock option. The Committee shall cause notice of the stock option grant date to be given to the employee within a reasonable time after the Committee has authorized the Award.

  D. Period for Exercise of Options. Each stock option agreement shall state that the stock option may be exercised by the Grantee, in whole or in part, for ten years. The Committee may provide that if a Grantee's employment by the Company or a Subsidiary terminates by reason of death, disability or retirement, any stock option held by the Grantee shall be fully vested and thereafter may be exercised, during a period specified by the Committee, by the Grantee or by any beneficiary or legal representative of the estate of a disabled or deceased Grantee. The terms of any stock option agreement notwithstanding, the Committee may at any time accelerate any date on which the Grantee may exercise all or any portion of a stock option Award and otherwise waive or amend any condition of a stock option Award. All stock option Awards shall become fully vested and thereafter may be exercised in full upon a Change of Control and each stock option agreement shall reflect full vesting upon such event.

  E. Method of Exercise. Each stock option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise a stock option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the Option Price for the shares of Common Stock to be purchased. The Option Price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Common Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the stock option. No Grantee shall be under any obligation to exercise any stock option granted under this Plan.

  F. Nontransferability. No stock option granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative.

VI. RESTRICTED STOCK

  A. Administration. Shares of Common Stock may be issued to Eligible Employees as restricted stock either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be awarded, the purchase price, if any, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

  B. Lapse of Restrictions. The Committee may provide, with respect to any Award of restricted stock, that the restrictions with respect to restricted stock granted under the Plan shall lapse upon the earliest of the following:
(a) three years from the date of grant or (b) a Change of Control. The terms of any restricted stock agreement notwithstanding, the Committee may at any time accelerate any date on which restrictions with respect to restricted stock Awards shall lapse and otherwise waive or amend any conditions of the restricted stock Award.

  C. Awards and Certificates. Each Grantee receiving a restricted stock Award shall be issued a certificate in respect of the shares of restricted stock. Such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Award, substantially in the following form:

    "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions of the Carson Pirie Scott & Co. 1993 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Carson Pirie Scott & Co."

  The Committee may require that the certificates evidencing restricted shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any restricted stock Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by the Award.

  D. Terms and Conditions. Shares of restricted stock shall be subject to the following terms and conditions:

    1. Until the applicable restrictions lapse, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

    2. The Grantee shall have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Common Stock shall be paid in the form of additional restricted stock.

    3. Except to the extent otherwise provided in the applicable restricted stock agreement, all shares subject to restriction shall be forfeited by the Grantee upon termination of a Grantee's employment for any reason.

    4. If and when the applicable restrictions lapse, unlegended certificates for the restricted shares shall be delivered to the Grantee.

    5. Each Award shall be confirmed by, and be subject to the terms of, a restricted stock agreement.

VII. WITHHOLDING TAXES

  A. General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of restrictions on restricted stock. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

  B. Withholding from Shares to be Issued. In lieu of part or all of any such tax payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require, that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold. Any such request or election by a Grantee who is subject to the provisions of Section 16 of the Exchange Act shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

VIII. GENERAL

  A. General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

  B. No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

  C. Expiration and Termination of the Plan. Awards may be granted under the Plan at any time and from time to time, prior to the tenth anniversary of the effective date of this Plan, the date on which the Plan will expire, except as to Awards then outstanding under the Plan, which shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

  D. Amendments. Subject to the next sentence, the Board may from time to time amend, modify, suspend or terminate the Plan and any amendment or modification (other than an amendment to Section III.A of the Plan which changes the number of shares of Common Stock that may be issued under the Plan) will be effective with respect to all options granted under the Plan both prior to and after the time the amendment or modification becomes effective. No such action shall (a) impair without the Grantee's consent any Award theretofore granted under the Plan or deprive any Grantee of any shares of Common Stock which he or she may have acquired through or as a result of the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3.

  E. Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Illinois.

PROXY/VOTING                                                       PROXY/VOTING
INSTRUCTION CARD                                               INSTRUCTION CARD
                           CARSON PIRIE SCOTT & CO.

          This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on June 4, 1997


     The undersigned appoints Stanton J. Bluestone, Charles J. Hansen and Michael R. MacDonald, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Carson Pirie Scott & Co., to be held on June 4, 1997 at 10:00 a.m., Milwaukee time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present.

                                                        YOUR VOTE IS IMPORTANT!

                                                     PLEASE MARK, SIGN, AND DATE
                                                      THIS PROXY ON THE REVERSE
                                                     SIDE AND RETURN IT PROMPTLY
                                                         IN THE ACCOMPANYING
                                                               ENVELOPE.

                                   (Continued and to be signed on reverse side.)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /O/

[                                                                              ]

This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS:
   NOMINEES: S. Bluestone, J. Burden III, M. Dickstein, C. Edelstein,
   W. Jenkins, M. Kaufman and M. MacDonald.

       For              Withhold              For All
       All                All                 Except
       /O/                /O/                   /O/



   ________________________________________________
   (Except nominee(s) written above)

NOTE: If you vote for one or more nominees, unless you otherwise specify below, you will authorize the Proxy Holders to vote your Common Shares cumulatively to maximize the number of the nominees elected. To specify a different manner of cumulative voting, write "Cumulate For", the number of votes, and the name(s) of the nominee(s) below.

See "Proxy Voting" in the accompanying Proxy Statement for additional information.

____________________________________________________________________


The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2, 3 and 4.

In their discretion, the Proxy Holders are authorized to vote upon any other business that may properly come before the meeting.

                                                        For   Against   Abstain
2. Approval of the 1997 Senior Executive Bonus Plan.    /O/     /O/       /O/

3. Approval of the 1993 Stock Incentive Plan, as        /O/     /O/       /O/
   amended and restated as of March 19, 1997.

4. Ratification of the appointment of KPMG Peat         /O/     /O/       /O/
   Marwick LLP as independent accountants for fiscal year 1997.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

Dated: _____________________________________, 1997

Signature(s) _____________________________________

__________________________________________________
Please sign exactly as your name appears on the other side of this card. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

--------------------------------------------------------------------------------
              /\                 FOLD AND DETACH HERE                /\
              --                                                     --


                            YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT PROMPTLY
                         IN THE ACCOMPANYING ENVELOPE.